Filed pursuant to Rule 433

Registration Statement No. 333-129000

January 10, 2006

Relating to the Preliminary Prospectus

Supplement dated January 10, 2006

FEDERATIVE REPUBLIC OF BRAZIL—FINAL TERMSHEET

Issuer	Federative Republic of Brazil

Title	7.125% Global Bonds due 2037

Issue currency	US$

Ratings	Ba3/BB-/BB-

Issue size	US$ 1.0 billion

Maturity date	20 January 2037

Settlement date	18 January 2006

Reference benchmark	30 year 5.375% UST due February 2031

Benchmark yield	4.607%

Re-offer spread over benchmark	295 bps

Re-offer yield	7.557 % s.a.

Coupon	7.125 % s.a.

Re-offer price	94.856%

Denominations	US$100k/1k

Day count	30/360

Type / Denom	SEC registered Global

Listing	Euro MTF Luxembourg

Joint Bookrunners	Deutsche Bank, UBS Investment Bank

CUSIP / ISIN	105756 BK 5 / US105756BK57

Interest payment dates	January 20 and July 20 of each year, starting July 20, 2006

Gross proceeds	948,560,000.00

Net proceeds	945,560,000.00

Underwriting discount	30bp or 0.30% of face amount

A preliminary prospectus supplement of Brazil accompanies the free-writing prospectus and is available from the SEC’s website at

http://www.sec.gov/archives/edgar/data/205317/000093041306000194/c40471_424b5.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611 or through your usual contact at Deutsche Bank Securities.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.